Exhibit 99.1
NEWS RELEASE
Basic Earth Provides Update on Christmas Meadows Well
Denver, Colorado, December 4, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that its partner, Double Eagle Petroleum Company (DBLE), is currently drilling ahead at a depth of approximately 9,900 feet. The well is still drilling in the Paleozoic rocks of the Hogsback Thrust Plate and expects to enter the Green River Plate at approximately 11,000 feet within the next ten days to two weeks. Once through this next thrust plane, plans are to run logs and a velocity survey and then set another string of intermediate casing. Based on the experience gained to date with penetration rates and bit life, management believes this well may not reach its planned depth until mid-February 2007 and that the cost of this venture may increase to approximately $16,600,000. Basic has a 2 percent working interest in the well.
“Well, ‘Christmas’ will have to wait until Valentine’s Day,” commented Ray Singleton, President of Basic. “Our ‘present’ to date has been that the well has been relatively trouble-free. We had hoped that advancements in bit technology would have improved performance over what our predecessors experienced. This has not been the case and the well is clearly taking nearly as long as those drilled decades ago in this area. With no indications of hydrocarbon to this point, we now await entry into the Green River section and hopefully to ‘a box of chocolates’ for Valentine’s Day. Again, we are pleased with our progress so far and have high hopes for this venture. With the upside exposure this project brings to Basic, the next few months should be exciting; a real swing for the fences opportunity.”
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Additional information about Basic Earth Science Systems, Inc. can be accessed via the Company’s web site at www.basicearth.net.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarters ending June 30 and September 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.